EXHIBIT 10.25

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and amongst ECPM Holdings, LLC (together with its subsidiaries and affiliates, the “Company”), having its principal offices at 11810 Wills Road, Alpharetta, GA 30005 USA, and Mark G. Gilreath (the “Executive”), effective as of May 1, 2015 and amends and restates the prior Second Amended and Restated Employment Agreement between the Company and the Executive dated September 25, 2012.

WHEREAS, the Company desires to continue to employ the Executive in the position of President and Chief Executive Officer for the Company;

WHEREAS, the Executive desires to be employed by the Company as its President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to amend and restate the terms of the prior employment agreement to reflect agreed upon changes in the terms of Executive’s compensation and employment.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Annual Base Salary” shall mean the Executive’s annual rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(b) “Board” shall mean the Board of Directors of the Company. The Board may delegate its authority to a committee of the Board (the “Committee”), including without limitation a compensation committee, which shall consist of outside directors as defined under Section 162(m) the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Unless otherwise specified in the Agreement, the term “Board” shall include any Committee (or sub-committee) to which the Board’s authority has been delegated.

(c) “Cause” any of the following (i) conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving dishonesty; (ii) the Executive’s grossly negligent or willful and material breach of the Executive’s duties and responsibilities; (iii) the Executive’s willful and material misconduct in the performance of Executive’s duties (iv) the

(d) Executive’s willful failure to comply with any lawful instruction or directive of the Board or (v) the Executive’s willful and material breach of the Employment Covenants Agreement. An event described in (ii) - (v) above shall not be treated as “Cause” until after the Executive has been given written notice of such event, failure or conduct and the Executive fails to cure such event, failure, conduct or breach, if curable, within thirty (30) days from such written notice. In any event, the Executive shall not be deemed to have been terminated for Cause unless the Company shall have given a reasonable opportunity to Executive to appear before the Board to request reconsideration. Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to subsections (ii), (iii) or (iv) above.

(e) “Change in Control” shall mean the occurrence of one (1) or more of the following events:

(i) The date that any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or more than one such Person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires ownership of the stock of the Company representing more than thirty-five percent (35%) of the total combined voting power of the Company’s then-outstanding stock;

(ii) The date that any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or more than one such Person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition (with “gross fair market value” determined without regard to any liabilities associated with such assets); or

(iii) The date that the majority of members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred if, with respect to the Executive, the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (a) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (b) ownership of equity participation in the purchasing company or group which is not more than ten percent (10%), as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Board).

Notwithstanding any provision herein to the contrary, the Company’s initial public offering shall not be a Change in Control for purposes of this Agreement.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as well as any applicable state law of similar effect.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.

(h) “Company” shall mean EndoChoice Holdings, Inc. and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under subsection (d) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

(i) “Date of Termination” shall mean with respect to any purported termination of the Executive’s employment, the effective date of the Executive’s Separation from Service.

(j) “Disability” shall mean the Executive’s inability for medical reasons to perform the essential duties of the Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other.

(k) “Employment Covenants Agreement” shall mean the Employment Covenants Agreement between the Executive and the Company dated January 29, 2013.

(l) “Good Reason” shall mean (i) a material change in the character or scope of the Executive’s position, duties, Annual Base Salary, responsibilities, reporting or authority, including without limitation any requirement that the Executive report to a Person other than the Board; (ii) any material reduction in the Executive’s Target Bonus opportunity; (iii) the Company requires Executive to change the Executive’s principal location of work to a location that is greater than fifty (50) miles from the location thereof as of the effective date of this Agreement without the Executive’s written consent; (iv) failure of the Company to have any successor entity assume and perform this Agreement pursuant to Section 7(d); or (v) the material breach of this Agreement by the Company or any successor thereto, including without limitation a failure to nominate the Executive to serve as a member of the Board during the Term. A condition described in (i) – (v) above shall not be treated as “Good Reason” until after the Executive has given written notice to the Company of the existence of the condition not less than thirty (30) days after the initial existence of the condition and the Company fails to cure such condition within thirty (30) days from such written notice.

(m) “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its respective subsidiaries (in its capacity as such), or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

(n) “Release” shall mean a general mutual release of the Company and the Executive containing a mutual non-disparagement clause in substantially the form attached hereto as Exhibit A. The Release must be signed by the Executive and become irrevocable and effective in accordance with its terms not later than sixty (60) days following the Date of Termination, unless a longer period for execution and effectiveness is expressly required by applicable law.

(o) “Separation from Service” shall mean the date after which (i) no further services are reasonably expected to be performed by the Executive or (ii) the level of bona fide services that the Executive would perform (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the preceding 36-month period. The determination of such date shall be made in good faith by the Board based on the applicable facts and circumstances and in accordance with the requirements of Treasury Regulation Section 1.409A-1(h).

(p) “Severance Commencement Date” shall mean the date on or following the Date of Termination and on which the Release becomes effective and irrevocable in accordance with its terms; provided, however, that if the Date of Termination occurs within sixty (60) days prior to the end of a calendar year, the Severance Commencement Date will be the later of (i) the date on which the Release becomes effective and irrevocable in accordance with its terms, or (ii) the first day of the calendar year immediately following the Date of Termination.

2. Term of this Agreement. The term of this Agreement, as amended, shall commence upon the date of this Agreement set forth above and shall continue until terminated in accordance with Section 4 (the “Term”).

3. Duties; Scope of Employment; Compensation and Benefits.

(a) Position and Duties. The Company shall employ the Executive in the position of President and Chief Executive Officer of the Company, reporting to the Board. The Executive shall be nominated to serve as a member of the Board during the Term. During the Term, the Executive will devote substantially all of the Executive’s business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, provided, however, that the Executive may engage in the following as long as such activities do not materially interfere with the Executive’s duties and responsibilities with the Company: (i) serve on the board of one (1) unaffiliated corporation; (ii) serve on the boards of trade associations or charitable organizations or otherwise engage in charitable activities and community affairs; or (iii) manage the Executive’s personal investments and affairs; provided, however, that Executive may serve on the Board of more than one unaffiliated corporation subject to the reasonable prior approval of the Board, which shall not be unreasonably withheld or delayed.

(b) Annual Base Salary. The Executive’s Annual Base Salary shall equal Four Hundred Eighteen Thousand and Four Hundred Dollars ($418,400). The Annual Base Salary amount shall be reviewed not less frequently than annually by the Board and, in the sole discretion of the Board, may be adjusted upward. Notwithstanding the preceding sentence, the Executive’s annual salary may be reduced if such reduction is pro rata among substantially all of the Company’s senior level executives as a group.

(c) Bonus. The Executive’s target bonus opportunity shall be not less than fifty percent (50%) of the Executive’s Annual Base Salary (the “Target Bonus”). This target percentage shall be reviewed not less frequently than annually by the Board and, in its sole discretion, may be adjusted upward. The Executive’s actual bonus earned shall be determined based on the Executive’s performance and achievement of target objectives and such other terms agreed to in good faith by the Company and the Executive.

(d) Pension and Welfare Plans. During the Term, the Executive and the Executive’s dependents, if applicable, shall be entitled to participate in all incentive, savings and retirement plans, health and welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company; provided, however, the Executive shall not be eligible to participate in the EndoChoice Holdings, Inc. Officer Severance Benefit Plan or any other severance arrangement that may be maintained by the Company from time to time (other than the severance provided in this Agreement) unless such arrangement specifically designates the Executive as eligible to participate therein.

(e) Equity Plans. The Executive shall be entitled to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company. Notwithstanding the foregoing, except as expressly otherwise provided herein, the Executive shall not have a guaranteed right to awards under such plans at any time or in any particular amount. Any equity interests or rights to purchase equity interests in the Company held by the Executive and issued pursuant to the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan or any successor plan (the “Equity Plan”) shall be administered and subject to the terms of the Equity Plan and any amendments thereto, including, without limitation, the Equity Plan’s provisions relevant to a Change in Control.

(f) Designation as Qualified Performance-Based Compensation. The Company may determine that any bonus or equity awards issued under Sections 3(c) or 3(e) of this Agreement (“Awards”) shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. In such event, any such Awards shall be administered by the Committee in accordance with Section 162(m) of the Code.

(g) Fringe Benefits and Prerequisites. The Executive shall be entitled to fringe benefits and prerequisites available to executives in accordance with the plans, practices, programs and policies of the Company from time to time.

(h) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the applicable policy of the Company and its affiliated companies as in effect from time to time.

(i) Paid Time Off. The Executive shall be entitled to five (5) weeks of paid time off in accordance with the general policy of the Company applicable to executives as in effect from time to time.

(j) Indemnification/D&O Coverage/Other Benefits. The Executive shall be a party to any indemnification or similar agreement into which the Company and any other senior executives enter, on terms no less favorable than any such other senior executives. The Executive will also be indemnified to the fullest extent permitted by law, from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, Executive’s lawful service as an employee, officer, director or agent of the Company or a Company affiliate, in accordance with the Company’s Certificate of Incorporation and bylaws. The Company shall maintain a directors and officers liability insurance policy (including commercially reasonable tail coverage) covering the Executive in his capacity as an officer and director of the Company and any Company affiliate. The Company’s obligation to indemnify the Executive shall survive termination of this Agreement. The Executive shall be entitled to prompt reimbursement of (i) dues for membership in the Young Presidents’

Organization – YPO/World Presidents’ Organization – WPO, including reasonable expenses for travel and participation in such organizations’ events, and (ii) the full cost of one annual executive physical examination, to the extent not covered by the Company’s group health plan and in accordance with the requirements of Treasury Regulation Section 1.105-11(g).

4. Termination. The Term and Executive’s employment shall terminate upon the occurrence of any of the following events:

(a) Termination Without Cause; Resignation for Good Reason; Death; Disability.

(i) General. The Company may remove the Executive at any time without Cause from the position in which the Executive is employed hereunder upon not less than thirty (30) days’ prior written notice of termination to the Executive; provided, however, that, in the event that such notice is given, the Executive shall be allowed reasonable time away from the office to seek other employment. In addition, the Executive may initiate termination of employment by resigning under this Section 4(a) for Good Reason. The Executive shall give the Company not less than thirty (30) days’ prior written notice of termination of such resignation for Good Reason.

(ii) Death, Disability, or Not in Connection with a Change in Control. Upon any removal without Cause or resignation for Good Reason described in Section 4(a)(i) above (other than such a removal or resignation that occurs during the period commencing on the date the Company enters into a written agreement which, if consummated, would and does result in a Change in Control and ending twenty-four (24) months following the effective date of a Change in Control) or in the event of Executive’s death or termination of employment as a result of Disability, the Executive shall be entitled to receive, subject to the effectiveness and irrevocability of the Release, cash severance equal to: (a) the sum of (A) one hundred fifty percent (150%) the Executive’s Annual Base Salary at the rate in effect immediately prior to the Date of Termination (the “Cash Severance”), plus (B) one hundred percent (100%) of the Executive’s full annual target bonus for the year in which the Date of Termination occurs (the “Severance Bonus”); (b) an annual bonus for the year in which the Executive terminates employment (the “Pro Rata Bonus”), in an amount based on actual performance for the year in which Executive terminates employment and pro-rated based on a fraction, the numerator of which is the number of days the Executive is employed during such year of termination and the denominator of which is 365; and (c) if Executive timely elects continuation health care coverage pursuant to COBRA for himself and/or his eligible dependents, the Company shall pay the applicable COBRA premiums for such coverage commencing as of the date of Executive’s termination of employment and for up to eighteen (18) months, or such earlier time as the Executive (i) ceases to be eligible for such continuation coverage for any reason, or (ii) becomes eligible for coverage under another employer’s group health plan, regardless of whether such coverage is actually elected. In addition, Executive’s equity awards will accelerate vesting in full and shall remain exercisable until the earlier of twenty four (24) months or the expiration of their original term (as determined without regard to the Executive’s termination of employment). For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting equity award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the equity award as if the applicable performance criteria had been attained at a 100% level. Subject to any delay in payment required by Section 4(c), the Company will pay (a) the Cash Severance, less the Severance Bonus and Pro Rata Bonus, in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the eighteen (18) month period immediately following the Date of Termination, and (b) the Severance Bonus and Pro Rata Bonus in a lump sum on the date that the Company would otherwise pay the annual bonus for that year to other executives whose employment has not terminated (but in no event later than March 15 of the year following the year in which the annual bonus would have otherwise been earned). However, no payments of the Cash Severance will be made prior to the Severance Commencement Date. On the first payroll pay day following the Severance Commencement Date, the Company will pay the Executive in a lump sum the Cash Severance the Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness and irrevocability of the Release, with the balance of the Cash Severance being paid as originally scheduled.

(iii) In Connection with a Change in Control.

(1) Severance. Upon any removal without Cause or resignation for Good Reason described in Section 4(a)(i) above that occurs during the period commencing on the date the Company enters into a written agreement which, if consummated, would and does result in a Change in Control and ending twenty-four (24) months following the effective date of a Change in Control (a “Qualifying CIC Termination”) (1) the Executive shall be entitled to receive, subject to the effectiveness and irrevocability of the Release, cash severance equal to the sum of (a) two hundred percent (200%) of the Executive’s Annual Base Salary at the rate in effect immediately prior to the Date of Termination (the “CIC Severance”), plus (b) two hundred percent (200%) of the Executive’s full annual target bonus for the year in which the Date of Termination occurs (the “CIC Severance Bonus”), plus an annual bonus for the year in which the Executive terminates employment (the “CIC Pro Rata Bonus”), in an amount based on actual performance for the year in which Executive terminates employment and pro-rated based on a fraction, the numerator of which is the number of days the Executive is employed during such year of termination and the denominator of which is 365. Subject to any delay in payment required by Section 4(c), the Company will pay (a) the CIC Severance, less the CIC Severance Bonus, in a lump sum on the Severance Commencement Date, and (b) the CIC Severance Bonus and CIC Pro Rata Bonus in a lump sum on the date that the Company would otherwise pay the annual bonus for that year to other executives whose employment has not terminated (but in no event later than March 15 of the year following the year in which the annual bonus would have otherwise been earned).

(2) Equity. If the Executive’s employment terminates due to a Qualifying CIC Termination, then subject to the Executive’s timely provision of an effective and irrevocable Release and effective as of the later of the Severance Commencement Date or the effective date of the Change in Control, the Executive’s equity awards will accelerate vesting in full and shall remain exercisable until the earlier of twenty four (24) months or the expiration of their original term (as determined without regard to the Executive’s termination of employment); provided, however, that in order to give effect to the intent of the foregoing provision, to the extent the Severance Commencement Date is later than the effective date of a Change in Control where the Executive’s equity award is not assumed, substituted or continued by the acquiring or surviving entity, the vesting of the Executive’s equity awards will be contingent upon the Executive’s timely provision of an effective and irrevocable Release, but will be deemed to have been effective immediately prior to the Change in Control. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting equity award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the equity award as if the applicable performance criteria had been attained at the greater of a 100% level or the level of actual performance as of the date of the Change in Control.

(3) COBRA Coverage. If the Executive’s employment terminates due to a Qualifying CIC Termination, then subject to the Executive’s timely provision of an effective and irrevocable Release, if Executive timely elects continuation health care coverage pursuant to COBRA for himself and/or his eligible dependents, the Company shall pay the applicable COBRA premiums for such coverage for up to eighteen (18) months, or such earlier time as the Executive (i) ceases to be eligible for such continuation coverage for any reason, or (ii) becomes eligible for coverage under another employer’s group health plan, regardless of whether such coverage is actually elected.

(b) Termination for Cause; Voluntary Resignation Without Good Reason. In the event that the Executive voluntarily terminates his employment for any reason other than Good Reason or in the event that Company terminates the Executive for Cause no further payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs or to which Executive is otherwise entitled under applicable law.

(c) Compliance with Section 409A of the Code.

(i) All payments and benefits provided under the Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h).

(ii) It is intended that each installment of the payments provided for in this Section 4 is a separate “payment” for purposes of Treasury Regulations Section 1.409A2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Section 4 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(v).

(iii) Any provision of this Agreement to the contrary notwithstanding if at the time of the Executive’s Date of Termination Executive is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of his Separation from Service would be considered nonqualified deferred compensation under Section 409A of the Code, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after the Date of Termination and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements apply later than the Executive’s remaining lifetime.

5. Non-Disclosure; Proprietary Information and Inventions, etc. The Executive agrees to continue to be bound and abide by the Employment Covenants Agreement. Executive also acknowledges that nothing in this Agreement relieves the Executive of his obligations under the Employment Covenants Agreement.

6. Limitation on Payments; Section 280G. In the event the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) are “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of (a) or (b), taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to excise tax under Section 4999 of the Code, the reduction shall be made in accordance with Section 409A of the Code and occur in the following order: (1) payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code; (2) reduction of the cash severance payments; (3) cancellation of accelerated vesting of equity awards; and (4) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made by the Company’s independent accounting firm, whose determination will be conclusive and binding upon Executive and the Company for all purposes.

7. Miscellaneous.

(a) Legal Costs. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred if the Executive prevails on any issue which is the subject of such of a lawsuit or arbitration brought by the Executive or the Company as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the provisions of this Agreement. Otherwise, the Executive and the

Company shall be responsible for its own legal fees and expenses in connection with such action. The Company will reimburse the Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement up to a maximum of Ten Thousand Dollars ($10,000).

(b) Arbitration. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before one arbitrator. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

(c) No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in Section 4 of this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to the Company or any of their respective subsidiaries. However, the severance benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Executive’s termination of employment including, without limitation, the Worker Adjustment and Retraining Notification Act.

(d) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(f) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

EndoChoice

11810 Wills Road

Alpharetta, GA 30005

Attention: Chairman of the Board

Facsimile: 770-962-6981

With copy to:

Keith Townsend

King & Spalding LLP

1180 Peachtree Street N.E.

Atlanta, GA 30309

Facsimile: 404-572-5100

To the Executive:

Mr. Mark Gilreath

At the address most recently on file with the Company

With copy to:

Joseph M. Yaffe

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Facsimile: 650-798-6552

(g) Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h) Entire Agreement. Except as otherwise provided, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.

(i) Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without regard to the principles of conflict of laws thereof.

(j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(k) Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

(l) Survivorship. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.

(m) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(n) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ECPM HOLDINGS, LLC

By:	/s/ Scott Huennekens
Scott Huennekens
Chairman of the Board

EXECUTIVE

/s/ Mark G. Gilreath
Mark G. Gilreath

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

(To be signed on or within 21 days after the employment termination date.)

Pursuant to the terms of the Third Amended and Restated Employment Agreement (the “Agreement”) by and amongst ECPM HOLDINGS, LLC (the “Company”), and Mark Gilreath (the “Executive”) effective as of             , the Company and the Executive hereby enter into the following Mutual Release of Claims (the “Release”):

1. Executive’s Release of Claims:

Executive understands that, on the last date of his employment with the Company, the Company will pay him any accrued salary and accrued and unused vacation to which he is entitled by law, regardless of whether he signs this Release, but he is not entitled to the severance benefits provided in the Agreement unless he signs and returns this Release to the Company and allows it to become effective.

In exchange for payment of benefits set forth in Section 4 of the Agreement, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release (the “Executive Released Claims”). This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the federal Family and Medical Leave Act.

Executive understands that notwithstanding the foregoing, the following are not included in the Executive Released Claims (the “Executive Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which he is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; (ii) any rights or claims pursuant to any directors and officers liability insurance policy of which Executive is a direct or indirect beneficiary; (iii) any rights or claims to compensation or benefits to which Executive has a vested or non-forfeitable right as of his termination of employment with the Company; (iii) any rights or claims to enforce any provisions of the Agreement or (iv) any rights which cannot be waived as a matter of law. In addition, Executive understands that nothing in this Release prevents him from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that Executive acknowledges and agrees that he shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Executive hereby represents and warrants that, other than the Executive Excluded Claims, Executive is not aware of any claims he has or might have against any of the Released Parties that are not included in the Executive Released Claims.

Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which he is already entitled. Executive further acknowledges that he has been advised by this writing that: (1) his waiver and release do not apply to any rights or claims that may arise after the date he signs this Release; (2) he should consult with an attorney prior to signing this Release (although he may choose voluntarily not to do so); (3) he has twenty-one (21) days to consider this Release (although he may choose voluntarily to sign it earlier); (4) he has seven (7) days following the date he signs this Release to revoke it by providing written notice of revocation to the Chairman of the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date Executive signs it provided that he does not revoke it and that the Company has signed this Release by such date (the “Effective Date “).

Executive hereby represents that he has been paid all compensation owed and for all hours worked, he has received all the leave and leave benefits and protections for which he is eligible, pursuant to the Family and Medical Leave Act or otherwise, and he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim.

2. Company’s Release of Claims:

The Company hereby generally and completely releases Executive of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time the Company signs this Release (the “Company Released Claims”); provided, however, that this Release shall not extend to: (1) any claims that may arise out of any events, acts, conduct or omissions occurring after this Release is executed, including without limitation, any claims for breach of the Agreement; (2) any claims arising at any time out of Executive’s obligations to protect the Company’s proprietary information, including without limitation, any claims arising from Executive’s obligations under his Information and Inventions Agreement and his Patent, Copyright and Nondisclosure Agreement, or common law claims arising from these obligations; or (3) any claims arising from any actions by Executive which were intentional or amount to gross negligence during his employment with the Company which were outside of his authority as President and Chief Executive Officer or outside of the course and scope of his employment (the “Company Excluded Claims”).

The Company hereby represents and warrants that, other than the Company Excluded Claims, it is not aware of any claims it has or might have against Executive that are not included in the Company Released Claims.

3. Additional Agreements:

The parties hereby further agree as follows: (1) Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees not to, and agrees to instruct its executives, representatives and members of its Board of Directors not to, disparage Executive in any manner likely to be harmful to his business reputation or personal reputation (although the parties may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the other party, or against the Released Parties; and (3) to reasonably cooperate with the other party, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with such other party’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ECPM HOLDINGS, LLC

By:
Name:
Title:

EXECUTIVE

Mark G. Gilreath